Exhibit 23.2

Consent of Independent Auditor

i3 Verticals, Inc.
Nashville, Tennessee
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 6, 2018, relating to the financial statements of Fairway Payments, Inc., which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
McLean, Virginia
May 25, 2018